LICENSE AGREEMENT




                                    BETWEEN




                              RHOMED INCORPORATED




                                      AND




                            STERLING WINTHROP INC.












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                               TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS.................................................Page 2
         "Group A Patents"..............................................Page 2
         "Group B Patents"..............................................Page 2
         "Patent Rights"................................................Page 2
         "Diagnostic Imaging Field of Use"..............................Page 3
         "Therapeutic Field of Use".....................................Page 3
         "License Year".................................................Page 3
         "Licensed Processes"...........................................Page 3
         "Licensed Product".............................................Page 3
         "Affiliates"...................................................Page 4
         "Valid Claim"..................................................Page 4
         "Net Sales"....................................................Page 5
         "Licensed Technology"..........................................Page 5
         "Development Agreement"........................................Page 6
         "Commercial Sale"..............................................Page 6


ARTICLE 2 - GRANT OF LICENSES...........................................Page 6


ARTICLE 3 - OPTION TO ACQUIRE LICENSE...................................Page 8


ARTICLE 4 - PAYMENTS UNDER THE LICENSE.................................Page 10


ARTICLE 5 - REMITTANCES UNDER THE LICENSE..............................Page 12


ARTICLE 6 - RECORDS UNDER THE LICENSE..................................Page 13


ARTICLE 7 - MARKING OF PRODUCTS........................................Page 13


ARTICLE 8 - INVALIDITY OR NON-ISSUANCE OF LICENSED
    PATENTS............................................................Page 14








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ARTICLE 9 - ENFORCEMENT OF LICENSED PATENTS............................Page 14


ARTICLE 10 - TERMS OF LICENSE; TERMINATION.............................Page 15


ARTICLE 11 - COMMUNICATION AND NOTICES.................................Page 16


ARTICLE 12 - MISCELLANEOUS.............................................Page 17


APPENDIX A.............................................................Page 20


APPENDIX B.............................................................Page 22







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                               LICENSE AGREEMENT

         THIS AGREEMENT is effective as of the 2nd day of November, 1992, by and between RhoMed Incorporated, a New Mexico corporation whose principal place of business is 4261 Balloon Park Road N.E., Albuquerque, New Mexico 87109 U.S.A. (hereinafter referred to as "Licensor") and Sterling Winthrop Inc., a Delaware corporation with a place of business at 1250 South Collegeville Road, Collegeville, Pennsylvania 19426 U.S.A. (hereinafter referred to as "Licensee").

W I T N E S S E T H:

         WHEREAS, Buck A. Rhodes, formerly of the College of Pharmacy at the University of New Mexico ("UNM") was one of two inventors of Method for Labelling Immunoglobulins with Tc-99m, which invention was issued United States Patent No. 4,424,200 and Canadian Patent No. 1,177,393 (hereinafter referred to as "Group A Patents");

         WHEREAS, UNM received an undivided interest in Group A Patents derived from Rhodes, which undivided interest is owned by USET, Incorporated ("USET"), successor to University Patents Incorporated under its Servicing Agreement with UNM;

         WHEREAS, under a License Agreement effective 1 May 1988, and amended effective 1 September 1988 and 1 April 1992, USET granted to RhoMed a worldwide, exclusive license, subject to a pre-existing nonexclusive license to Summa Medical Corporation, under UNM's undivided one-half interest in Group A Patents, with right to sublicense;

         WHEREAS, Licensor is the owner in the entire right, title and interest in certain technology for radiolabeling antibodies, peptides and other proteins with

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Technetium-99m, isotopes of Rhenium and other radionuclides, and in the inventions and patents relating thereto (hereinafter referred to as "Group B Patents"; the technology comprising Group A Patents and Group B Patents is hereinafter sometimes referred to collectively as the "Inventions");

         WHEREAS, Licensee is desirous of obtaining a non-exclusive license to manufacture, use, and sell products and/or services relating to the Inventions; and

         WHEREAS, Licensor is desirous of granting such a license to Licensee in accordance with the terms of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises recitals, and based on the mutual promises and benefits herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


ARTICLE

1 - DEFINITIONS

         1.1 "Group A Patents" shall mean the patents and patent applications listed under the heading "Group A Patents" in Appendix A and any divisions, continuations, continuation-in-part applications, reissues, reexaminations, extensions and/or renewals and improvements.

         1.2 "Group B Patents" shall mean the patents and patent applications listed under the heading "Group B Patents" in Appendix A and any divisions, continuations,continuation-in-part applications, reissues, reexaminations, extensions and /or renewals and improvements .

         1.3 "Patent Rights" shall mean the rights granted to Licensee by Licensor under the patents and patent applications listed in Appendix A and all future U.S. or foreign patents or patent applications covering or related to all inventions or improvements which fall within know-how and technology relating thereto, including


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all divisions, continuations, continuations-in-part, extensions and/or renewals of any such applications; and all patents which shall issued based on such applications, divisions, continuations, continuations-in-part, extensions and/or renewals and any reissues and improvements of any of the foregoing patents.

         1.4 "Diagnostic Imaging Field of Use" shall mean the use of any radiometals, except for:

                  1.4.1 radiolabeled antibodies or fragments thereof with specificity for myosin or any cross-reacting structure;

                  1.4.2 gamma ray scintigraphic imaging of myocardial or skeletal muscle necrosis:

                  1.4.3 for gamma ray scintigraphic imaging of any tissue expressing myosin or any cross-reacting structure; and

                  1.4.4 radiolabeled antibodies, antibody fragments or peptides for the detection of the site or sites of infection or inflammation.

         1.5 "Therapeutic Field of Use" shall mean the use of any radiolabeled protein, polypeptide or peptide, including any radiolabeled antibody or fragment thereof, including any single antibody chain or fragment thereof and recombinant antibody or fragment thereof, for any therapeutic application. Any protein, polypeptide or peptide radiolabeled with an isotope which permits both diagnostic imaging and therapy shall be within the Therapeutic Field of Use, and shall not be within the definition of Diagnostic Imaging Field of Use, notwithstanding that such radiolabeled product may be used for diagnostic imaging.

         1.6 "License Year" shall mean the calendar year.

         1.7 "Licensed Processes" shall mean the processes claiming or utilizing Patent Rights or some portion thereof.

         1.8 "Licensed Product" or "Licensed Products" shall mean products claimed

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in Patent Rights, including products containing one or more substances radiolabeled or to be radiolabeled by a method claimed in Patent Rights, or products made in accordance with or by means of Licensed Processes or products made utilizing any substance, device, apparatus, method or process which embodies or is protected by Patent Rights which substance, device, apparatus, method or process of a Licensed Patent Right, or any product based on "Licensed Technology", except for the license rights granted herein, would infringe a "Valid Claim".

         1.9 "Affiliates" shall mean with respect to a corporation, association, partnership, individual, trust, unincorporated organization or other entity, any other corporation, association, partnership, individual, trust unincorporated organization or other entity that directly or indirectly controls, is controlled by, or is under common control with such corporation, association, partnership, individual, trust, unincorporated organization or other entity. The term "control" herein shall mean the possession, direct or indirect, of more than fifty percent (50%) of the voting stock, equity or income interest of such corporation, association, partnership, trust, unincorporated organizations or other entity. With respect to Licensee, an "Affiliate" also includes: (a) a corporation, association, partnership, trust, unincorporated organization or other entity in which Licensee or its Affiliates own, directly or indirectly, at least twenty percent (20%) of the voting stock, equity or income interest and Elf Sanofi, S.A. or its Affiliates own, directly or indirectly, at least twenty percent (20%) of such voting stock, equity or income interest; or (b) any corporation, association, partnership, trust, unincorporated organization or other entity which is formed or created pursuant to or in furtherance of the joint venture agreements between Elf Sanofi S.A. and Licensee.

         1.10 "Valid Claim" shall mean a claim of an issued patent, or of a patent application that is not pending more than ten (10) years after the earliest filing date, covering Licensed Technology, which patent or application has not lapsed or become

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abandoned and which claim has not been declared or rendered invalid by reexamination, reissue, disclaimer or an unappealable final judgment of a court of a court of competent jurisdiction.

         1.11 "Net Sales" shall mean the amount billed or invoiced on sales of Licensed Products less:

                  1.11.1 Customary trade, quantity or cash discounts and non-affiliated brokers' or agents' commissions actually allowed and taken and all applicable taxes; and/or

                  1.11.2 Amounts repaid or credited by reason of rejection or return.

If Licensed Products are sold in transactions which are not bona fide arm's-length transactions (including transactions between entities which are affiliated or have related interests), Net Sales shall be determined by the most recent commercial sale to an independent party. If Licensed Products are sold in which there are two or more biologically active radiolabeled components, such as in a radiolabeled antibody cocktail product, and one or more biologically active radiolabeled components are radiolabeled by a means other than by means claimed under Patent Rights, then the Net Sales for such Licensed Product shall be reduced by the proportion that the biologically active radiolabeled components radiolabeled by means other than by means claimed under Patent Rights bears to the total number of biologically active radiolabeled components.

         1.12 "Licensed Technology" shall mean any and all data, information, technology, know-how, process, technique, method, skill, proprietary information, trade secret, development, discovery, and invention, including improvements on such an invention, whether patentable or not, which relate to Patent Rights supplied by Licensor to Licensee.

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         1.13 "Development Agreement" shall mean that certain agreement entitled "Development Agreement" between the parties hereto and executed effective as of the same date as this License Agreement.

         1.14 "Commercial Sale" shall mean any transaction which transfers to a purchaser physical possession and title to each Licensed Product, after which transfer seller has no right or power to determine purchaser's resale price, if any. Transfer of possession and title to an Affiliate shall not constitute a Commercial Sale, except where the Affiliate is an end user of a Licensed Product.

ARTICLE 2 - GRANT OF LICENSES

         2.1 Group A Patents License. Licensor hereby grants to Licensee and Licensee accepts, subject to the terms and conditions hereof, a non-exclusive world-wide license as to Group A Patents, limited to the Diagnostic Imaging Field of Use, to make and have made, manufacture and have manufactured, use and have used, to sell and have sold, and distribute and have distributed Licensed Products and to practice Licensed Processes (hereinafter the "License").

         2.2 Group B Patents License. Licensor hereby grants to Licensee and Licensee accepts, subject to the terms and conditions hereof, a non-exclusive world-wide license as to Group B Patents, limited to the Diagnostic Imaging Field of Use, to make and have made, manufacture and have manufactured, use and have used, to sell and have sold, and distribute and have distributed Licensed Products and to practice Licensed Processes (hereinafter the "License").

         2.3 License from Third Party. Licensor will be responsible for paying all underlying royalties for any licenses which are necessary to fully practice the Licensed Patents and Licensed Technology under this License Agreement.

         2.4 Right to Sublicense. The license granted shall include the right of Licensee to grant written sublicenses for the manufacture and sale of Licensed

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Products and the practice of Licensed Processes, all pursuant to the Group A
Patents License and the Group B Patents License; provided, that Licensee shall require terms and conditions at least co-extensive with this Agreement, and shall include all sales of Licensed Products and Licensed Processes by all sublicensees in its statements to Licensor and shall pay royalties thereon as though all of such sales of sublicensees were in fact made by Licensee hereunder. Licensee will deliver to Licensor a true and correct copy of each and every sublicense entered into by Licensee within thirty (30) days after execution thereof and shall promptly advise Licensor in writing of any modification (and supply same) or termination of each sublicense. Upon termination of this Agreement for any cause, any and all existing sublicenses hereunder shall thereupon be assigned to Licensor. This shall be made a condition of any such sublicense that may be granted by License.

         2.5 No License Other Than Licensed Patents. No license is granted by Licensor to Licensee, either directly or by implication, estoppel or otherwise, under any patents other than the Group A Patents and the Group B Patents.


         2.6 Assignment. This agreement shall not be assignable by Licensee without the prior written consent of Licensor except to a successor in ownership of all or substantially all of the business assets of Licensee, which successor shall expressly assume in writing the performance of all the terms and conditions of this agreement to be performed by Licensee. This agreement may be assigned without restriction by Licensor.

         2.7 Group A Patents License Assignment. Upon termination for any cause of the Agreement between RhoMed Incorporated and USET, Incorporated in which RhoMed Incorporated licenses Group A Patents, this Agreement shall, as to Group A Patents, thereupon be assigned to USET, Incorporated. The Licensor herein warrants that USET has agreed to accept all terms of this Agreement and to continue the Agreement with the Licensee as to Group A Patents under the same terms and

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conditions herein set forth if the Agreement is assigned to USET by the
Licensor.

         2.8 Affiliates. Licensor hereby grants to Licensee the right to extend the License granted herein, and the license in Article 3 on exercise of the option, to an Affiliate subject to the terms and conditions hereof.


ARTICLE 3 - OPTION TO ACQUIRE LICENSE

         3.1 Group B Patents License Option. Licensor hereby grants to Licensee and Licensee accepts, subject to the terms and conditions hereof, an option to acquire a non-exclusive world-wide license as to Group B Patents, limited to the Therapeutic Field of Use, to make and have made, manufacture and have manufactured, use and have used, to sell and have sold, and distribute and have distributed Licensed Products and to practice Licensed Processes (hereinafter the "License Option").

         3.2 Option Payments. During the term of this option, Licensee agrees to pay Licensor an annual option fee of Fifty Thousand Dollars ($50,000.00), said amount due within thirty (30) days of the end of each License Year, unless Licensee shall have agreed to Work Orders pursuant to the Development Agreement having a value, during the License Year, of at least One Hundred Thousand Dollars ($100,000.00).

         3.3 License from Third Party. Licensor will be responsible for paying all underlying royalties for any licenses which are necessary to fully practice the Licensed Patents and Licensed Technology under this License Agreement.

         3.4 License Exercise Fee. Licensee agrees to pay Licensor One Hundred Fifty Thousand Dollars ($150,000.00) as a License Exercise Fee for the Therapeutic Field of Use License, which license shall be effective immediately upon receipt of the license fee by Licensor. No part of the License Exercise Fee is to be credited against

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any royalties due or payable under this License Agreement or any Milestone
Payments due or payable under this License Agreement, and no part of the License Exercise Fee is in any event repayable to Licensee by Licensor.

         3.5 Exercise of Option. Licensee may exercise its option by giving notice to Licensor of its intent to exercise the option, accompanied by the License Exercise Fee specified in Article 3.3. Licensee shall exercise its option hereunder prior to use in any human being, whether experimental, investigational or otherwise, of any Licensed Product in the Therapeutic Field of Use.

         3.6 Right to Sublicense after Exercise of Option. The license granted upon exercise of the License Option shall include the right of Licensee to grant written sublicenses for the manufacture and sale of Licensed Products and the practice of Licensed Processes, all pursuant to the Group B Patents License; provided, that Licensee shall require terms and conditions at least co-extensive with this Agreement, and shall include all sales of Licensed Products and Licensed Processes by all sublicensees in its statements to Licensor and shall pay royalties thereon as though all of such sales of sublicensees were in fact made by Licensee hereunder. Licensee will deliver to Licensor a true and correct copy of each and every sublicense entered into by Licensee within thirty (30) days after execution thereof and shall promptly advise Licensor in writing of any modification (and supply same) or termination of each sublicense. Upon termination of this Agreement for any cause, any and all existing sublicenses hereunder shall thereupon be assigned to Licensor. This shall be made a condition of any such sublicense that may be granted by License.

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ARTICLE 4 - PAYMENTS UNDER THE LICENSE

         4.1 License Fee. Licensee agrees to pay Licensor One Hundred Twenty-Five Thousand Dollars ($125,000.00) as a License Fee for the Diagnostic Imaging Field of Use License, as set forth in Articles 2.1 and 2.2, upon execution of this Agreement, and to, upon exercise of the License Option set forth in Article 3.1, to pay the License Exercise Fee set forth in Article 3.3.

         4.2 Milestone Payments. For each Licensed Product for which Licensee uses Patent Rights, either under the License or the License Option, Licensee shall, for each Licensed Product, upon the first happening of each of the following in the United States, Japan, the United Kingdom, France, Germany, Italy or Spain, make the following payments:

         Upon filing of an Investigational New Drug application, or its equivalent under the laws of any of the foregoing countries, for a Licensed Product in the Diagnostic Imaging Field of Use, One Hundred Thousand Dollars ($100,000.00);

         Upon filing of an Investigational New Drug application, or its equivalent under the laws of any of the foregoing countries, for a Licensed Product in the Therapeutic Field of Use, Two Hundred Thousand Dollars ($200,000.00);

         Upon filing of an Product License Application, or its equivalent under the laws of any of the foregoing countries, for a Licensed Product in the Diagnostic Imaging Field of Use, One Hundred Fifty Thousand Dollars ($150,000.00);

         Upon filing of an Product License Application, or its equivalent under the laws of any of the foregoing countries, for a Licensed Product in the Therapeutic Field of Use, Three Hundred Fifty Thousand Dollars ($350,000.00);

         Upon approval of Licensed Product for commercial sales under the laws of any of the foregoing countries, for a Licensed Product in the Diagnostic Imaging Field of Use, Two Hundred Fifty Thousand Dollars ($250,000.00); and, Upon approval of Licensed Product for commercial sales under the laws of any of the

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foregoing countries, for a Licensed Product in the Therapeutic Field of Use,
Seven Hundred Thousand Dollars ($700,000.00).

         4.3 Production Royalties. Licensee shall pay to Licensor a production royalty as set forth below:

         For Net Sales of up to Twenty-Five Million Dollars ($25,000,000.00) in any License Year, for each Licensed Product in either the Diagnostic Imaging Field of Use or Therapeutic Field of Use, five percent (5%) of such Net Sales;

         For Net Sales of between Twenty-Five Million Dollars ($25,000,000.00) and Fifty Million Dollars ($50,000.000.00) in any License Year, for each Licensed Product in either the Diagnostic Imaging Field of Use or Therapeutic Field of Use, seven percent (7%) of such Net Sales; and

          For Net Sales of over Fifty Million Dollars ($50,000,000.00) in any License Year, for each Licensed Product in either the Diagnostic Imaging Field of Use or Therapeutic Field of Use, ten percent (10%) of such Net Sales.

         The production royalties shall be attributed to Group A Patents and Group B Patents as set forth in Schedule B.

         4.4 Credit for Development Support. Licensee shall receive a credit for all payments to Licensor under the Development Agreement, provided that the maximum credit taken in any one calendar quarter under Article 5.2 shall not reduce the royalty payment to RhoMed by more than twenty-five percent (25%) of the amount otherwise due.

         4.5 Licensed Processes. In the event Licensee performs Licensed Processes for profit without producing Licensed Product, Licensee shall pay to Licensor a royalty for each Licensed Process performed as if such Licensed Process were used to produce Licensed Product, said royalty to be applied as stated under Article 4.3.


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ARTICLE 5 - REMITTANCES UNDER THE LICENSE


         5.1 Accrual. Royalties shall accrue when Licensed Products are first used, sold, billed out, distributed or otherwise transferred, but excluding products transferred at no cost for clinical testing purposes.

         5.2 Payments. Payments of accrued royalties shall be made to Licensor in U.S. dollars on a quarterly calendar basis for all Licensed Products used, sold, distributed, billed out, or otherwise transferred during that quarter. Such payment shall be made within sixty (60) days following the end of such calendar quarter and shall be accompanied by a statement which shall show the total quantity and Net Sales of Licensed Products for which royalties have accrued during such quarter. Quarterly royalty reports, certified to by an officer of Licensee, shall give sufficient information from which to calculate the amount of royalties due hereunder, including, but not limited to, the total quantity and Net Sales of goods for which royalty has accrued during the preceding calendar quarter, and shall be made whether or not there are sales of Licensed Products during such quarter. The identity of the Licensee's customers shall remain confidential to the Licensor.

         5.3 Royalty Payments on Sales Outside United States. Royalty payments which accrue outside the United States shall be paid in U. S. Dollars in the United States at the rates of exchange published in The Wall Street Journal on the last business day of the accounting period in which the royalty accrues. Royalties shall be paid to Licensor free and clear of all foreign taxes, including withholding and turnover taxes, except such taxes which Licensee may be required to withhold by a foreign country and for which Licensor is entitled to receive a tax credit by treaty or otherwise.


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ARTICLE 6 - RECORDS UNDER THE LICENSE


         Licensee shall report to Licensor the date of first sale of Licensed Products within thirty (30) days of occurrence. Licensee shall keep, and shall require its Affiliates to keep, records in sufficient detail to permit the determination of royalties payable hereunder. Such records shall be retained for at least three (3) years following a given reporting period. They shall be available during normal business hours for inspection at the expense of Licensor by a Certified Public Accountant selected by Licensor and approved by Licensee for the sole purpose of verifying reports and payments hereunder. The accountant may have access to Licensee's customer lists and identity, to the extent the accountant determines that such information is necessary or useful in verifying reports and payments hereunder. Such accountant shall not disclose to Licensor any information other than information relating to the accuracy of reports and payments made under this agreement. In the event that such inspection shows an underreporting and underpayment in excess of five percent (5%) for any twelve (12) month reporting period, then Licensee shall pay the costs of such examination.

ARTICLE 7 - MARKING OF PRODUCTS

         7.1 Patents. Licensee agrees to mark every Licensed Product manufactured and/or sold by it, under this agreement, and all brochures and advertising materials (and to so require its sublicensees), as to patents pending, or patents issued where patent coverage is obtained, in accordance with the laws of the United States and foreign countries.

         7.2 Trademarks. Notwithstanding anything in the License Agreement to the contrary, any Trademark used by Licensee in connection with Licensed Product or Licensed Technology shall be solely the property of Licensee.


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ARTICLE 8 - INVALIDITY OR NON-ISSUANCE OF LICENSED PATENTS


         8.1 Technology and Know-How License. It is agreed and understood that this agreement is, in part, a license of the technology and know-how incorporated into the Inventions and Licensed Products. In the event that Patent Rights are subsequently held to be invalid by a court of the United States or any foreign country or countries, such failure to issue or holding of invalidity shall not render this agreement invalid; provided, the royalties shall be diminished by fifty percent (50%) in territory of the invalid patent rights.

         8.2 Validity. Except to the extent prohibited by law, Licensee agrees that it shall not question or challenge, directly or indirectly, the validity of the patent or any reissue or extension thereof, or assist any other person in doing so. The parties shall promptly notify each other of a challenge to validity or enforceability of the Patent of which the parties are to become aware. In the event of a lawsuit relating to validity or enforceability of the Patent, the Licensor shall have the right to defend such validity and/or to appeal. If no defense is lodged and the patent(s) is declared invalid, the royalties shall be diminished by fifty percent (50%) in the territory of the invalidated patent(s).


ARTICLE 9 - ENFORCEMENT OF LICENSED PATENTS

         9.1 Enforcement. In the event Licensee becomes aware of any actual or threatened infringement of a Licensed Patent in the Field of Use licensed herein, Licensee shall promptly notify Licensor in writing, and will supply Licensor with any available evidence pertaining to the infringement. Licensor, at its own expense, can take whatever steps are necessary to stop the infringement and recover damages therefor, and will be entitled to retain all damages so recovered to pay its out-of-pocket expenses to recover such damages, and any surplus in damages awarded shall be equally divided between Licensee and Licensor; provided, that Licensee shall

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recover no more than its loss in earnings due to the infringement. If Licensor does not proceed to enforcement the Patent Rights within one hundred eighty
(180) days of notice, Licensee, after notifying Licensor in writing, shall be entitled to take proceedings against such infringer at its own expense; provided, that Licensee may suspend payment of earned royalties under the patent in suit in the country of such action to the extent of any out-of-pocket costs actually incurred in such action.

         9.2 The party conducting such suit shall have full control over its conduct. In either event, Licensee and Licensor shall assist one another and cooperate in any such litigation upon request and without expense to the requestee.

         9.2 Defense. In the event a third party brings an action to obtain a declaration of patent invalidity (a "DJ Action") against Licensor and/or
Licensee:

                  9.2.1 The named defendant shall have the first right to defend said action at its own cost and expense and to control ensuing litigation;

                  9.2.2 If the named defendant elects not to defend the DJ Action, the other Party may elect to defend the DJ Action at its own cost and expense and to control the ensuing litigation;

                  9.2.3 If a litigating Party finally prevails, it shall retain all damages which it may collect.


ARTICLE 10 - TERMS OF LICENSE; TERMINATION

         10.1 Patents. The term of this Agreement shall be from the date first written above until the expiration of the last of the Patent Rights to expire or become abandoned, and covering the process(es) and/or product(s) being commercialized by the Licensee, or for ten (10) years from first Commercial Sale, whichever is longer, on a country-by-country basis; provided, however, that after the expiration of Licensee's Patent Rights or after ten (10) years from first Commercial Sale, whichever

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is longer, Licensee may freely use Licensed Technology, without any royalty obligations to Licensor.

         10.2 Default. If Licensee shall at any time default in any obligation under this Agreement, included but not limited to failing to make any report, pay any royalties, or permit the inspection of its books and records as hereinabove required, and such default shall not be cured within sixty (60) days after written notice from Licensor to Licensee specifying the nature of the default, then Licensor shall have the right to terminate the license granted to Licensee hereunder and such termination shall become effective at the close of business on the sixtieth (60th) day after giving such notice.

         10.3 Termination by Licensee. Licensee may terminate this License Agreement at any time, with or without cause, upon sixty (60) days written notice to Licensor.

         10.4 Rights and Obligations. Any termination pursuant hereto shall not relieve Licensee or Licensor of any obligation or liability accrued hereunder prior to such termination, nor rescind or give rise to any right to rescind anything done or any payments made or other consideration given hereunder prior to the time of such termination and shall not affect in any manner any rights of either party arising out of this Agreement prior to such termination.

         10.5 Waiver. A waiver by either Party hereto of any violation of or default in any provision of this Agreement shall not constitute a waiver of any repeated violation of or default in the same provision, or any violation of or default in any other provision of this Agreement.

ARTICLE 11 - COMMUNICATION AND NOTICES

         Any payment, notice, or other communication required or permitted to be made or given to either Party hereto pursuant to this Agreement shall be sufficiently made

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or given on the date of mailing if sent to such Party by certified or registered mail, postage prepaid, addressed to it at its address set forth or to such other address as it shall designate by written notice to the other Party as follows:

         In the case of Licensor:
                           President
                           RhoMed Incorporated
                           4261 Balloon Park Road, N.E.
                           Albuquerque, New Mexico 87109

         In the case of Licensee:
                           Sterling Winthrop Inc.
                           1250 South Collegeville Road
                           P. O. Box 5000
                           Collegeville, Pennsylvania  19426-0900
                           Attn: President, Pharmaceutical Research Division

                           and

                           Sterling Winthrop Inc.
                           90 Park Avenue
                           New York, NY  10016
                           Attn: General Counsel

ARTICLE 12 - MISCELLANEOUS

         12.1 Execution and Amendment. This Agreement will not be binding upon the Parties until it has been signed hereinbelow by or on behalf of each Party, in which event it shall be effective as of the date first above written. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed as aforesaid.

         12.2 Construction. This Agreement embodies the entire understanding of the Parties and shall supersede all previous communications, representations or undertakings, either verbal or written between the Parties relating to the subject matter hereof.

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         12.3 Indemnification. Licensee agrees to indemnify and hold harmless
Licensor and the Inventors from and against any and all claims, damages and liabilities asserted by third parties (private and governmental) arising from Licensee's manufacture, use, distribution or sale of Licensed Products and/or the purchaser's use thereof.

         12.4 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         12.5 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in the United States by arbitration, in accordance with the rules then obtaining, of the American Arbitration Association. If the subject of the arbitration involves an intellectual property matter, as determined by the Association, then the arbitrator(s) should have had experience in that subject. The Association is authorized to make arrangements for this arbitration, to be held under these rules in any locality in the United States agreed upon by the parties or as designated by the Association. This agreement shall be enforceable and judgment upon any award rendered by all or a majority of the arbitrators may be entered in any court of any country having jurisdiction.

         12.6 Jurisdiction. This Agreement shall be construed, and the legal relations between the Parties determined, in accordance with the laws of the United States of America and the State of New Mexico.

         12.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and except as otherwise provided herein, their respective legal successors and assigns.

         12.8 Force Majeure. Neither of the parties hereto shall be liable in damages or have the right to cancel this Agreement for any delay or default in performing

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hereunder if such delay or default is caused by conditions beyond its control, including acts of God, government restrictions, wars and insurrections.



         12.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

LICENSOR:

                                RhoMed Incorporated


                                By:/S/ Buck A. Rhodes
                                   -------------------------------------------
                                       Buck A. Rhodes
                                       President



                                LICENSEE:

                                STERLING WINTHROP INC.


                                By:/S/ E.C. Bradley
                                ----------------------------------------------
                                   Name:  E.C. Bradley
                                   Title: Vice President, Oncology

                                STERLING WINTHROP INC.



                                By: /S/ Paul Baehr
                                ----------------------------------------------
                                    Name: Paul Baehr
                                    Title: President, Technology & Development

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                                  APPENDIX A

GROUP A PATENTS

U.S. Patent No. 4,424,200 and Canadian Patent No. 1,177,393
Method for Labelling Immunoglobulins with Tc-99m;

and any divisions, continuations, continuation-in-part applications, reissues, reexaminations, extensions and/or renewals and improvements thereof.


GROUP B PATENTS

U.S. Patent No. 5,078,985,
Radiolabeling Antibodies and Other Proteins with Technetium or Rhenium by Regulated Reduction;

U.S. Patent No. 5,102,990,
Direct Radiolabeling of Antibodies and Other Proteins with Technetium or
Rhenium;

International Application PCT/US90/04461,
Direct Radiolabeling of Antibodies and Other Proteins with Technetium or Rhenium (pending in Canada, Japan, Australia, and the following European countries: Austria, Belgium, Switz/Lit, Germany, Denmark, Great Britain, Italy, Netherlands, Sweden, Spain and France);

U.S. Patent Application 07/815,122,
Composition for Radiolabeling Antibodies and Other Proteins by Regulated Reduction;

U.S. Patent Application 07/815,123,
Method for Radiolabeling Antibodies and Other Proteins by Regulated Reduction;

U.S. Patent Application 07/816,477,
Direct Labeling of Antibodies and Other Proteins with Metal Ions

U.S. Patent Application 07/840,077,
Peptide-Metal Ion Pharmaceutical Preparation and Method


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U.S. Patent Application 07/864,470,
Direct Radiolabeling of Substrates Containing Monosulfides or Disulfide Bonds with Radionuclides and any divisions, continuations, continuation-in-part applications, reissues, reexaminations, extensions and/or renewals and improvements thereof.


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                                  APPENDIX B

                        ALLOCATION OF PATENT ROYALTIES


         All License Fees under Article 4.1 for a concurrent license to both Group A Patents and Group B Patents shall be allocated 12.5 % to Group A Patents, and 87.5 % to Group B Patents.

         All Milestone Payments under Article 4.2 for any Licensed Product for which Licensee uses Patent Rights which, except for the license rights granted herein, would infringe a Valid Claim of Group A Patents and a Valid Claim of Group B Patents, shall be allocated 12.5 % to Group A Patents, and 87.5 % to Group B Patents.

         All Production Royalties under Article 4.3 for any Licensed Product for which Licensee uses Patent Rights which, except for the license rights granted herein, would infringe a Valid Claim of Group A Patents and a Valid Claim of Group B Patents, shall be allocated 50% to Group A Patents and 50% to Group B Patents.

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